UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 7, 2010

LAURAL RESOURCES, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-52762	14-1994102
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1223 Burrowhill Lane, Mississauga, Ontario, Canada, L5H 4M7
(Address of Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code:  (905) 274-5231

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On June 4, 2010, Laural Resources, Inc. (the “Company”) entered into a Letter of Intent (the “LOI”) with Abtech Industries, Inc., a Delaware corporation (“Abtech”). Abtech is an environmental technologies firm dedicated to providing innovative solutions to communities and industry addressing issues of water pollutants and contamination and its products are based on polymer technologies capable of removing hydrocarbons, sediment and other foreign elements from still (ponds, lakes and marinas) or flowing water (curbside drains, pipe outflows, rivers and oceans).

Under certain non-binding terms of the LOI, the parties agree to act towards entering into a definitive agreement by June 25, 2010 whereby the Company will acquire all of the issued and outstanding capital stock of Abtech (through a reverse acquisition transaction) in exchange for the shareholders of Abtech acquiring approximately seventy eight percent (78%) ownership interest in the Company on a post-closing basis (the “Transaction”). At the closing of the Transaction, Abtech will become a wholly-owned subsidiary of the Company and the board of directors and management of Abtech will become the board of directors and management of the Company.  The closing date for Transaction shall be ninety days from the date Abtech completes an audit of its financial statements as required under U.S. securities laws and after receipt by Abtech of no less than an aggregate of $3,000,000 in financing from the Company.

The LOI further provides that the definitive agreement would contain customary representations and warranties, covenants and a number of conditions to closing.

The LOI is attached to this report as Exhibit 10.1, and the terms and conditions incorporated herein. The foregoing statement is not intended to be a complete description of all terms and conditions.

Section 9 - Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Letter of Intent dated June 4, 2010

  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 7, 2010	LAURAL RESOURCES, INC.

	By:	/s/ Mandi Luis
Mandi Luis
President